Exhibit 1

J.P. MORGAN SECURITIES LLC

MERRILL LYNCH, FENNER, PIERCE & SMITH INCORPORATED

MORGAN STANLEY & CO. LLC

SCHLUMBERGER HOLDING CORPORATION

$500,000,000 1.900% Senior Notes due 2017

$1,300,000,000 2.350% Senior Notes due 2018

$1,600,000,000 3.000% Senior Notes due 2020

$850,000,000 3.625% Senior Notes due 2022

$1,750,000,000 4.000% Senior Notes due 2025

Purchase Agreement

December 10, 2015

J.P. Morgan Securities LLC

Merrill Lynch, Fenner, Pierce & Smith

Incorporated

Morgan Stanley & Co. LLC

As Representatives of the

several Initial Purchasers listed

in Schedule 1 hereto

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Schlumberger Holding Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several initial purchasers listed in Schedule 1 hereto (the “Initial Purchasers”), for whom J.P. Morgan Securities LLC, Merrill Lynch, Fenner, Pierce & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives (each a “Representative,” and collectively, the “Representatives”), $500,000,000 principal amount of its 1.900% Senior Notes due 2017 (the “2017 Securities”), $1,300,000,000 principal amount of its 2.350% Senior Notes due 2018 (the “2018 Securities”), $1,600,000,000 principal amount of its 3.000% Senior Notes due 2020 (the “2020 Securities”), $850,000,000 principal amount of its 3.625% Senior Notes due 2022 (the “2022 Securities”) and $1,750,000,000 principal amount of its 4.000% Senior Notes due 2025 (the “2025 Securities” and, together with the 2017 Securities, 2018 Securities, 2020 Securities and 2022 Securities, the “Securities”). The Securities

will be issued pursuant to an Indenture to be dated as of December 21, 2015 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by a supplemental indenture thereto to be dated as of December 21, 2015 (the “Supplemental Indenture” and, the Supplemental Indenture together with the Base Indenture, the “Indenture”).

The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act, in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”) and to institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that deliver a letter in the form annexed to the Final Memorandum (as defined below). As Nordea Bank Danmark A/S is not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer, it will effect offers and sales of the Securities solely outside of the United States.

In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum dated December 10, 2015 (the “Preliminary Memorandum”) and will prepare a final offering memorandum dated as of the date hereof (the “Final Memorandum” and, with the Preliminary Memorandum, each a “Memorandum”) including a description of the terms of the Securities, the terms of the offering and a description of the Company. References herein to the Preliminary Memorandum, the Time of Sale Information (as defined below) and the Final Memorandum shall be deemed to refer to and include any document incorporated by reference therein. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Preliminary Memorandum.

At or prior to the Time of Sale (as defined below), the Company had prepared the following information (collectively, the “Time of Sale Information”): the Preliminary Memorandum, as supplemented and amended by the written communications listed on Annex A hereto. “Time of Sale” means 5:00 p.m., New York City time, on December 10, 2015.

The Company hereby confirms its agreement with the several Initial Purchasers concerning the purchase and sale of the Securities, as follows:

1. Purchase of the Securities by the Initial Purchasers.

(a) The Company agrees to issue and sell the Securities to the several Initial Purchasers as provided in this Agreement, and each Initial Purchaser, on the basis of the representations, warranties and agreements set forth herein and subject to the conditions set forth herein, agrees, severally and not jointly, to purchase from the Company the respective principal amount of the respective Securities set forth opposite such Initial Purchaser’s name in Schedule 1 hereto at a price equal to 99.767% of the principal amount of the 2017 Securities, 99.738% of the principal amount of the 2018 Securities, 99.424% of the principal amount of the 2020 Securities, 99.465% of the principal amount of the 2022 Securities and 99.485% of the principal amount of the 2025 Securities, plus, in each case, accrued interest, if any, from December 21, 2015 to the Closing Date (as defined below). The Company will not be obligated to deliver any of the Securities except upon payment for all the Securities to be purchased as provided herein.

(b) The Company understands that the Initial Purchasers intend to offer the Securities for resale as soon after the effectiveness of this Agreement as in the judgment of the Representatives is advisable, and initially to offer the Securities on the terms set forth in the Time of Sale Information. The Company acknowledges and agrees that the Initial Purchasers may offer and sell Securities to or through any affiliate of an Initial Purchaser and that any such affiliate may offer and sell Securities purchased by it to or through any Initial Purchaser.

(c) Payment for and delivery of the Securities will be made at the offices of Davis Polk & Wardwell LLP at 10:00 A.M., New York City time, on December 21, 2015, or at such other time or place on the same or such other date, not later than the fifth business day thereafter, as the Representatives and the Company may agree upon in writing. The time and date of such payment and delivery is referred to herein as the “Closing Date”.

(d) Payment for the Securities shall be made by wire transfer in immediately available funds to the account(s) specified by the Company to the Representatives against delivery to the nominee of The Depository Trust Company (“DTC”), for the account of the Initial Purchasers, of one or more global notes representing the Securities (collectively, the “Global Note”), with any transfer taxes payable in connection with the sale of the Securities duly paid by the Company. The Global Note will be made available for inspection by the Representatives not later than 1:00 P.M., New York City time, on the business day prior to the Closing Date.

(e) The Company acknowledges and agrees that each Initial Purchaser is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other person. Additionally, neither the Representatives nor any other Initial Purchaser is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and neither the Representatives nor any other Initial Purchaser shall have any responsibility or liability to the Company with respect thereto. Any review by the Representatives or any Initial Purchaser of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Representatives or such Initial Purchaser and shall not be on behalf of the Company or any other person.

2. Representations and Warranties of the Company. The Company represents and warrants to each Initial Purchaser that:

(a) The Preliminary Memorandum and Final Memorandum. The Preliminary Memorandum, on its date and at the Time of Sale, did not contain and the Final Memorandum, in the form furnished by the Company for use by the Initial Purchasers to confirm sales and on the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions in either the Preliminary Memorandum or the Final Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.

(b) Time of Sale Information. The Time of Sale Information, at the Time of Sale, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein. No statement of material fact included in the Final Memorandum has been omitted from the Time of Sale Information and no statement of material fact included in the Time of Sale Information that is required to be included in the Final Memorandum has been omitted therefrom.

(c) Additional Written Communications. The Company (including its agents and representatives, other than the Initial Purchasers in their capacity as such) has not prepared, made, used, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any “written communication” (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or solicitation of an offer to buy the Securities (each such communication by the Company or its agents and representatives (other than a communication referred to in clauses (i), (ii) and (iii) below) an “Issuer Written Communication”) other than (i) the Preliminary Memorandum, (ii) the Final Memorandum, (iii) the documents listed on Annex A hereto, including a term sheet substantially in the form of Annex B hereto, which constitute part of the Time of Sale Information, and (iv) the electronic road shows dated December 7, 2015, December 8, 2015 and December 9, 2015, any other electronic roadshow and any other written communications, in each case used in accordance with Section 4. Each such Issuer Written Communication, when taken together with the Time of Sale Information, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that the Company makes no representation or warranty with respect to any statements or omissions made in each such Issuer Written Communication based upon and in conformity with information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through the Representatives expressly for use therein.

(d) Organization and Good Standing of the Company. The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing, to the extent applicable, in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing, to the extent applicable, would not be reasonably expected to have a material adverse effect on the financial condition, results of operations or business of the Company and its subsidiaries, taken as a whole (“Material Adverse Effect”).

(e) Organization and Good Standing of the Company’s Significant Subsidiaries. Each significant subsidiary of the Company has been duly incorporated or organized, is validly existing as a corporation or other legal entity in good standing under the laws of the jurisdiction of its incorporation or formation, has the corporate, partnership or other entity power and authority to own its property and to conduct its business and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not be reasonably expected to have a Material Adverse Effect; except as set forth in the Time of Sale Information and Final Memorandum, all of the issued shares of capital stock of each significant subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims (except for such liens, encumbrances, equities or claims as are not, individually or in the aggregate, material to the ownership, use or value thereof or as disclosed in the Final Memorandum).

(f) Due Authorization. The Company has all requisite right, power and authority to execute and deliver the Securities, this Agreement and the Indenture (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder; and all corporate action required to be taken by it for the due and proper authorization, execution and delivery of each of the Transaction Documents and the consummation of the transactions contemplated thereby has been duly and validly taken.

(g) The Indenture. The Indenture has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company (assuming the due authorization, execution and delivery of the other parties thereto), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”).

(h) The Securities. The Securities have been duly authorized by the Company and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(i) Purchase Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

(j) Descriptions of the Transaction Documents. Each Transaction Document conforms in all material respects to the description thereof contained in each of the Time of Sale Information and the Final Memorandum.

(k) No Violation or Default. The Company is not (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(l) No Conflicts; No Consents Required. The execution and delivery by the Company, and the performance by the Company of its obligations under, this Agreement, the Indenture and the Securities will not contravene (i) any provision of applicable law; (ii) the articles of incorporation or by-laws of the Company; (iii) any agreement or other instrument binding upon the Company or any of its significant subsidiaries; or (iv) any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any significant subsidiary, except, in the case of clauses (i), (iii) and (iv) above, for any such contravention that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under the Transaction Documents or the Securities, except such as may be required by the securities or Blue Sky laws of the various states of the United States of America or comparable laws of other jurisdictions in connection with the offer and sale of the Securities.

(m) Legal Proceedings. There are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company is a party or to which any of the properties of the Company is subject other than proceedings described in each of the Time of Sale Information and the Final Memorandum and proceedings that would not be reasonably expected to have a Material Adverse Effect or a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement, the Indenture or the Securities or to consummate the transactions contemplated by the Final Memorandum.

(n) Investment Company Act. The Company is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in each of the Time of Sale Information and the Final Memorandum, will be exempt from regulation as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(o) No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

(p) Company Financial Statements. The financial statements and the related notes thereto of the Company and its consolidated subsidiaries included in the Time of Sale Information and the Final Memorandum comply as to form in all material respects with generally accepted accounting principles, and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; and such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby, except as disclosed therein. The pro forma financial information and the related notes thereto included in the Time of Sale Information and the Final Memorandum have been prepared in all material respects in accordance with the Securities and Exchange Commission’s (the “Commission”) rules and guidance with respect to pro forma financial information, and the assumptions underlying such pro forma financial information are reasonable and are set forth in the Time of Sale Information and the Final Memorandum.

(q) No Material Adverse Change. There has not occurred any material adverse change, in the financial condition, or in the earnings, business or operations of the Company and its consolidated subsidiaries, taken as a whole, from that set forth in the most recent financial statements of the Company and its consolidated subsidiaries contained or incorporated by reference in the Time of Sale Information and the Final Memorandum.

(r) Independent Accountants of the Company. PricewaterhouseCoopers LLP, who have certified certain financial statements of the Company and its consolidated subsidiaries are independent public accountants with respect to the Company and its consolidated subsidiaries within the meaning of Rule 101 of the Code of Professional Conduct of the American Institute of Certified Public Accountants and its interpretations and rulings thereunder.

(s) Independent Registered Public Accounting Firm of Cameron. Ernst & Young LLP, who have audited certain financial statements of Cameron International Corporation (“Cameron”) and its consolidated subsidiaries are, to the Company’s knowledge, independent public accountants with respect to Cameron and its consolidated subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

(t) No Undisclosed Relationships. No relationship, direct or indirect, exists between the Company or any of its subsidiaries, on the one hand, and the directors, officers, stockholders or other affiliates of the Company or any of its subsidiaries, on the other, that would be required by the Securities Act to be described in a registration statement on Form S-1 to be filed with the Commission and that is not so described in the Time of Sale Information and Final Memorandum.

(u) Compliance With Environmental Laws. The Company and its significant subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”); (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except as described in each of the Time of Sale Information and the Final Memorandum and except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(v) Accounting Controls. The Company maintains systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Time of Sale Information and the Final Memorandum, there are no material weaknesses or significant deficiencies in the Company’s internal controls.

(w) No Liabilities Associated with Environmental Laws. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) except as described in each of the Time of Sale Information and the Final Memorandum or which would not, singly or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(x) Compliance with OFAC. The Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

(y) No Broker’s Fees. Neither the Company nor any of its subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against any Initial Purchaser for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Securities.

(z) No Integration. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) engaged in any form of general solicitation or general advertising in connection with the offering of the Securities, (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(aa) Regulation S. None of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S, except no representation, warranty or agreement is made by the Company in this paragraph with respect to the Initial Purchasers.

(bb) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Initial Purchasers in Sections 5(a) through 5(d), it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and the Initial Purchasers’ initial resale in the manner contemplated by this Agreement to register the Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.

(cc) Rule 144A(d)(3). The Securities satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.

(dd) Cameron Acquisition. The representations and warranties of Cameron in the Agreement and Plan of Merger, dated August 25, 2015, among the Company, Rain Merger Sub LLC, a subsidiary of the Company, Schlumberger N.V. and Cameron (the “Merger Agreement”), were, to the knowledge of the officers of the Company and taking into account the matters described in the disclosure schedules to the Merger Agreement, true and correct in all material respects as of the date of the Merger Agreement, except to the extent such representations and warranties are made as of another date, in which case, such representations and warranties shall be true and correct in all material respects as of that date. Nothing has come to the attention of the Company that would cause it to believe that the representations and warranties of Cameron in the Merger Agreement are not true and correct as of the date hereof.

3. Further Agreements of the Company. The Company covenants and agrees with each Initial Purchaser that:

(a) Delivery of Copies. The Company will deliver, without charge to the Initial Purchasers as many copies of the Final Memorandum (including all amendments and supplements thereto and any documents incorporated by reference therein as the Representatives may reasonably request.

(b) Amendments or Supplements; Issuer Written Communications. Before using, authorizing, approving or referring to any Issuer Written Communication, and before amending or supplementing the Time of Sale Information or Final Memorandum, the Company will furnish, or cause to be furnished, to the Representatives and counsel for the Initial Purchasers a copy of the proposed Issuer Written Communication or such amendment or supplement for review and will not use, authorize, approve or refer to such proposed Issuer Written Communication, amendment or supplement to which the Representatives reasonably object.

(c) Notice to the Representatives. The Company will advise the Representatives promptly, and confirm such advice in writing (which advice may be delivered via e-mail), (i) of the occurrence of any event at any time prior to the completion of the initial offering of the Securities by the Initial Purchasers (the “Memorandum Delivery Period”) as a result of which the Final Memorandum or the Time of Sale Information as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (ii) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Securities for offer and sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and the Company will use its reasonable best efforts to prevent the issuance of any such order that suspends any such qualification of the Securities and, if any such order is issued, will use its reasonable best efforts to obtain as soon as possible the withdrawal thereof.

(d) Time of Sale Information. If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Time of Sale Information or any Issuer Written Communication as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary, in the opinion of counsel to the Company or counsel to the Initial Purchasers, to amend or supplement any of the Time of Sale Information to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers such amendments or supplements to any of the Time of Sale Information (or any document to be filed with the Commission and incorporated by reference therein) as may be necessary so that the statements in any of the Time of Sale Information as so amended or supplemented will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or so that any of the Time of Sale Information will comply with law.

(e) Ongoing Compliance. If during the Memorandum Delivery Period (i) any event shall occur or condition shall exist as a result of which the Final Memorandum as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary, in the opinion of counsel to the Company or counsel to the Initial Purchasers, to amend or supplement the Final Memorandum to comply with law, the Company will immediately notify the Initial Purchasers thereof and forthwith prepare and, subject to paragraph (b) above, furnish to the Initial Purchasers, such amendments or supplements to the Final Memorandum (or any document incorporated by reference therein) as may be necessary so that the statements in the Final Memorandum as so amended or supplemented (including such documents to be incorporated by reference therein) will not, in the light of the circumstances under which they were made, be misleading or so that the Final Memorandum will comply with law.

(f) Blue Sky Compliance. The Company will cooperate with the Initial Purchasers to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as the Representatives shall reasonably request and will continue such qualifications in effect so long as required for distribution of the Securities; provided that the Company shall not be required to (i) qualify as a foreign corporation or other entity or as a dealer in securities in any such jurisdiction where it would not otherwise be required to so qualify, (ii) file any general consent to service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction if it is not otherwise so subject.

(g) Clear Market. During the period from the date hereof through and including the Closing Date, the Company will not, without the prior written consent of the Representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

(h) No Integration. Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require registration of the Securities under the Securities Act .

(i) Use of Proceeds. The Company will apply the net proceeds from the sale of the Securities as described in each of the Time of Sale Information and the Final Memorandum under the heading “Use of Proceeds.”

(j) DTC. The Company will assist the Initial Purchasers in arranging for the Securities to be eligible for clearance and settlement through DTC.

(k) Supplying Information. While any of the Securities remain outstanding and “restricted securities” within the meaning of the Securities Act, the Company will make available, upon request, to any holder and prospective purchaser of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company is then subject to Section 13 or 15(d) of the Exchange Act.

(l) No General Solicitation. None of the Company, its Affiliates or any other person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.

(m) No Directed Selling Efforts. None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers, as to which no covenant is given) will comply with the offering restrictions requirement of Regulation S.

(n) Restricted Securities. During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144A under the Securities Act) to resell any of the Securities which constitute “restricted securities” under Rule 144A that have been reacquired by any of them.

(o) No Stabilization. The Company will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Securities.

4. Certain Agreements of the Initial Purchasers. Each Initial Purchaser hereby represents and agrees that it has not and will not use, authorize use of, refer to, or participate in the planning for use of, any written communication that constitutes an offer to sell or the solicitation of an offer to buy the Securities other than (i) the Preliminary Memorandum and the Final Memorandum, (ii) a written communication that contains no “issuer information” (as defined in Rule 433(h)(2) under the Securities Act) that was not included (including through incorporation by reference) in the Preliminary Memorandum or the Final Memorandum, (iii) any written communication listed on Annex A or prepared pursuant to Section 3(b) above (including any electronic road show), (iv) any written communication prepared by such Initial Purchaser and approved by the Company in advance in writing or (v) any written communication relating to or that contains the terms of the Securities and/or other information that was included (including through incorporation by reference) in the Preliminary Memorandum or the Final Memorandum.

5. Offering of Securities; Restrictions on Transfer. Each Initial Purchaser, severally and not jointly, represents, warrants and agrees that:

(a) such Initial Purchaser is a qualified institutional buyer as defined in Rule 144A under the Securities Act (a “QIB”) and an accredited investor within the meaning of Rule 501(a) under the Securities Act;

(b) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act;

(c) it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Securities except to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs and (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act and in accordance with the restrictions set forth in Section 5(d); and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Securities is aware that such sale is being made in reliance on Rule 144A or Regulation S, as applicable. As Nordea Bank Danmark A/S is not registered with the U.S. Securities and Exchange Commission as a U.S. registered broker-dealer, it will effect offers and sales of the Securities solely outside of the United States;

(d) with respect to offers and sales outside the United States that:

i.	such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;

ii.	such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Final Memorandum or any such other material, in all cases at its own expense;

iii.	the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from, or a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws;

iv.	such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Regulation S or as otherwise permitted in Section 4; accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S;

v.	such Initial Purchaser has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the United Kingdom Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

vi.	such Initial Purchaser understands that the Securities have not been and will not be registered under the Securities and Exchange Law of Japan, and represents that it has not offered or sold, and agrees not to offer or sell, directly or indirectly, any Securities in Japan or for the account of any resident thereof except pursuant to any exemption from the registration requirements of the Securities and Exchange Law of Japan and otherwise in compliance with applicable provisions of Japanese law; and

vii.	such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities and the date of original issuance of the Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.”

Terms used in this Section 5(d) have the meanings given to them by Regulation S.

(e) such Initial Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Securities, except with its affiliates or with the prior written consent of the Company;

6. Conditions of Initial Purchasers’ Obligations. The obligation of each Initial Purchaser to purchase Securities on the Closing Date as provided herein is subject to the performance by the Company of its covenants and other obligations hereunder and to the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; and the statements of the Company and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date.

(b) No Downgrade. Subsequent to the earlier of (A) the Time of Sale and (B) the execution and delivery of this Agreement, (i) no downgrading shall have occurred in the rating accorded the Securities or any other debt securities or preferred stock issued or guaranteed by the Company by any “nationally recognized statistical rating organization,” as such term is defined in Section 3(a)(62) of the Exchange Act and (ii) no such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its rating of the Securities or of any other debt securities or preferred stock issued or guaranteed by the Company or any of its significant subsidiaries (other than an announcement with positive implications of a possible upgrading).

(c) No Material Adverse Change. No event or condition of a type described in Section 2(q) hereof shall have occurred or shall exist, which event or condition is not described in each of the Time of Sale Information (excluding any amendment or supplement thereto after the Time of Sale) and the Final Memorandum (excluding any amendment or supplement thereto) the effect of which in the judgment of the Representatives makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Final Memorandum.

(d) Officer’s Certificate. The Representatives shall have received on and as of the Closing Date a certificate of an executive officer of the Company reasonably satisfactory to the Representatives (i) confirming that such officer has carefully reviewed the Time of Sale Information and the Final Memorandum and, to the best knowledge of such officer, the representations made by the Company, set forth in Section 2(a) and 2(b) hereof are true and correct, (ii) confirming that, to the best knowledge of such officer, the other representations and warranties made by the Company in this Agreement are true and correct and that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date and (iii) to the effect set forth in paragraph (b) above with respect to the Company and to the effect that no event or condition of a type described in Section 2(q) hereof shall have occurred or shall exist.

(e) PricewaterhouseCoopers LLP Comfort Letters. On the date of this Agreement and on the Closing Date, PricewaterhouseCoopers LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained in each of the Time of Sale Information and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(f) Ernst & Young LLP Comfort Letters. On the date of this Agreement and on the Closing Date, Ernst & Young LLP shall have furnished to the Representatives, at the request of the Company, letters, dated the respective dates of delivery thereof and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to initial purchasers with respect to the financial statements and certain financial information contained or incorporated by reference in each of the Time of Sale Information and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off” date no more than three business days prior to the Closing Date.

(g) Opinion and 10b-5 Statement of Counsel for the Company. (i) Baker Botts L.L.P., counsel for the Company, shall have furnished to the Representatives, at the request of the Company, their written opinion and 10b-5 statement, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex C hereto and (ii) Dan Yates, Vice President, General Counsel and Assistant Secretary of the Company, shall have furnished to the Representatives, at the request of the Company, his written opinion, dated the Closing Date and addressed to the Initial Purchasers, in form and substance reasonably satisfactory to the Representatives, to the effect set forth in Annex D hereto.

(h) Opinion and 10b-5 Statement of Counsel for the Initial Purchasers. The Representatives shall have received on and as of the Closing Date an opinion and 10b-5 statement of Davis Polk & Wardwell LLP, counsel for the Initial Purchasers, with respect to such matters as the Representatives may reasonably request, and such counsel shall have received such documents and information as they may reasonably request to enable them to pass upon such matters.

(i) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Securities; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Securities.

(j) Good Standing. The Representatives shall have received on and as of the Closing Date satisfactory evidence of the good standing of the Company and each significant subsidiary in their respective jurisdictions of organization (as of the closest practical date prior to the Closing Date as possible), in each case in writing or any standard form of telecommunication, from the appropriate governmental authorities of such jurisdictions.

(k) DTC. The Securities shall be eligible for clearance and settlement through DTC.

(l) Additional Documents. On or prior to the Closing Date, the Company shall have furnished to the Representatives such further certificates and documents as the Representatives may reasonably request.

All opinions, letters, certificates and evidence mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

7. Indemnification and Contribution.

(a) Indemnification of the Initial Purchasers. The Company agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, agents, directors and officers and each person, if any, who controls such Initial Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, legal fees and other expenses reasonably incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, that arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Final Memorandum (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or Issuer Written Communication, including the Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case except insofar as such losses, claims, damages or liabilities arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Initial Purchaser furnished to the Company in writing through the Representatives expressly for use therein.

(b) Indemnification of the Company. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each of its affiliates, agents, directors and officers and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the indemnity set forth in paragraph (a) above, but only with respect to any losses, claims, damages or liabilities that arise out of, or are based upon, any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to such Initial Purchaser furnished to the Company in writing through the Representatives expressly for use in the Preliminary Memorandum, any of the Time of Sale Information, any Issuer Written Communication or Final Memorandum (or any amendment or supplement thereto), it being understood and agreed that the only such information consists of the following information set forth in the Preliminary Memorandum and the Final Memorandum under the caption “Plan of Distribution”: sentences 4 and 5 in paragraph 7 and paragraph 9.

(c) Notice and Procedures. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnification may be sought pursuant to either paragraph (a) or (b) above, such person (the “Indemnified Person”) shall promptly notify the person against whom such indemnification may be sought (the “Indemnifying Person”) in writing; provided that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have under this Section 7 except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided, further, that the failure to notify the Indemnifying Person shall not relieve it from any liability that it may have to an Indemnified Person otherwise than under this Section 7. If any such proceeding shall be brought or asserted against an Indemnified Person and it shall have notified the Indemnifying Person thereof, the Indemnifying Person shall retain counsel reasonably satisfactory to the Indemnified Person (who shall not, without the consent of the Indemnified Person, be counsel to the Indemnifying Person) to represent the Indemnified Person and any others entitled to indemnification pursuant to this Section 7 that the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses reasonably incurred of such proceeding and shall pay the fees and expenses of such counsel related to such proceeding, as incurred. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary; (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person; (iii) the Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to the Indemnifying Person; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood and agreed that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses reasonably incurred shall be reimbursed as they are incurred. Any such separate firm for any Initial Purchaser, its affiliates, directors and officers and any control persons of such Initial Purchaser shall be designated in writing by the Representatives and any such separate firm for the Company, its directors and officers and any control persons of the Company shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final non-appealable judgment for the plaintiff, the Indemnifying Person agrees to indemnify each Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Person shall have requested that an Indemnifying Person reimburse the Indemnified Person for fees and expenses of counsel reasonably incurred as contemplated by this paragraph, the Indemnifying Person shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by the Indemnifying Person of such request and (ii) the Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement. No Indemnifying Person shall, without the written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnification could have been sought hereunder by such Indemnified Person, unless such settlement (x) includes an unconditional release of such Indemnified Person, in form and substance reasonably satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

(d) Contribution. If the indemnification provided for in paragraphs (a) and (b) above is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraph, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Initial Purchasers on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of the Company on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Initial Purchasers on the other shall be deemed to be in the same respective proportions as the net proceeds (after deducting discounts and commissions to the Initial Purchasers but before deducting expenses) received by the Company from the sale of the Securities and the total discounts and commissions received by the Initial Purchasers in connection therewith bear to the aggregate offering price of the Securities. The relative fault of the Company on the one hand and the Initial Purchasers on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) Limitation on Liability. The Company and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in paragraph (d) above. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in paragraph (d) above shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with any such action or claim. Notwithstanding the provisions of this Section 7, in no event shall an Initial Purchaser be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Initial Purchaser with respect to the offering of the Securities exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 7 are several in proportion to their respective purchase obligations hereunder and not joint.

(f) Non-Exclusive Remedies. The remedies provided for in this Section 7 are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity.

8. Termination. This Agreement may be terminated in the absolute discretion of the Representatives (except as provided in clause (iii) below), by prior notice to the Company, if after the execution and delivery of this Agreement and on or prior to the Closing Date (i) trading generally shall have been suspended or materially limited on the New York Stock Exchange; (ii) a general moratorium on commercial banking activities shall have been declared by federal or New York State authorities; or (iii) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis, either within or outside the United States, that, in the judgment of the Representatives, is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Final Memorandum.

9. Defaulting Initial Purchaser.

(a) If, on the Closing Date, any one or more of the Initial Purchasers defaults on its obligation to purchase the Securities that it has agreed to purchase hereunder and the default exceeds one-eleventh of the aggregate amount of the Securities to be purchased hereunder, the non-defaulting Initial Purchasers may in their discretion arrange for the purchase of such Securities by other persons reasonably satisfactory to the Company on the terms contained in this Agreement. If, within 36 hours after any such default by any one or more Initial Purchasers, the non-defaulting Initial Purchasers do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of 36 hours within which to procure other persons reasonably satisfactory to the non-defaulting Initial Purchasers to purchase such Securities on such terms. If other persons become obligated or agree to purchase the Securities of any one or more defaulting Initial Purchasers, either the non-defaulting Initial Purchasers or the Company may postpone the Closing Date for up to five full business days in order to effect any changes that in the opinion of counsel for the Company or counsel for the Initial Purchasers may be necessary in the Time of Sale Information, Preliminary Memorandum and the Final Memorandum or in any other document or arrangement, and the Company agrees to promptly prepare any amendment or supplement to the Time of Sale Information, Preliminary Memorandum and the Final Memorandum that effects any such changes. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context otherwise requires, any person not listed in Schedule 1 hereto that, pursuant to this Section 9, purchases Securities that one or more defaulting Initial Purchaser agreed but failed to purchase.

(b) If the aggregate principal amount of such Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non-defaulting Initial Purchaser to purchase the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder plus such Initial Purchaser’s pro rata share (based on the principal amount of Securities that such Initial Purchaser agreed to purchase hereunder) of the Securities of such defaulting Initial Purchaser or Initial Purchasers for which such arrangements have not been made.

(c) If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Initial Purchaser or Initial Purchasers by the non-defaulting Initial Purchasers and the Company as provided in paragraph (a) above, the aggregate principal amount of such Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in paragraph (b) above, then this Agreement shall terminate without liability on the part of the non-defaulting Initial Purchasers. Any termination of this Agreement pursuant to this Section 9 shall be without liability on the part of the Company, except that the Company will continue to be liable for the payment of expenses as set forth in Section 10 hereof and except that the provisions of Section 7 hereof shall not terminate and shall remain in effect.

(d) Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Company or any non-defaulting Initial Purchaser for damages caused by its default.

10. Payment of Expenses.

(a) Whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, the Company agrees to pay or cause to be paid all out-of-pocket costs and expenses incident to the performance of its obligations hereunder, including without limitation, (i) the out-of-pocket costs incident to the authorization, issuance, initial sale, preparation and delivery of the Securities and any taxes payable in that connection; (ii) the out-of-pocket costs incident to the preparation and printing of the Preliminary Memorandum, any Issuer Written Communication and

the Final Memorandum (including all exhibits, amendments and supplements thereto) and the distribution thereof; (iii) the out-of-pocket costs of reproducing and distributing each of the Transaction Documents; (iv) the fees and out-of-pocket expenses of the Company’s counsel and independent accountants; (v) the fees and out-of-pocket expenses incurred in connection with the registration or qualification and determination of eligibility for investment of the Securities under the laws of such jurisdictions as the Representatives may designate and the preparation, printing and distribution of a Blue Sky Memorandum (including the related fees and expenses of counsel for the Initial Purchasers); (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and out-of-pocket expenses of the Trustee and any paying agent (including related reasonable fees and expenses of any counsel to such parties); (viii) all out-of-pocket expenses and application fees incurred in connection with the approval of the Securities for book-entry transfer by DTC; and (ix) all out-of-pocket expenses incurred by the Company in connection with any “road show” presentation to potential investors.

(b) If (i) this Agreement is terminated pursuant to Section 8, (ii) the Company for any reason fails to tender the Securities for delivery to the Initial Purchasers or (iii) the Initial Purchasers decline to purchase the Securities for any reason permitted under this Agreement, the Company agrees to reimburse the Initial Purchasers for all out-of-pocket costs and expenses (including the fees and expenses reasonably incurred of their counsel) reasonably incurred by the Initial Purchasers in connection with this Agreement and the offering contemplated hereby; provided, however, that in the case of clauses (ii) and (iii) above, the Company and shall not be required to pay such costs and expenses where such failure to consummate the Agreement or termination is by reason of a default by any of the Initial Purchasers.

11. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and any controlling persons referred to herein, and the affiliates, officers and directors of each Initial Purchaser referred to in Section 7 hereof. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. No purchaser of Securities from any Initial Purchaser shall be deemed to be a successor merely by reason of such purchase.

12. Survival. The respective indemnities, rights of contribution, representations, warranties and agreements of the Company and the Initial Purchasers contained in this Agreement or made by or on behalf of the Company or the Initial Purchasers pursuant to this Agreement or any certificate delivered pursuant hereto shall survive the delivery of and payment for the Securities and shall remain in full force and effect, regardless of any termination of this Agreement or any investigation made by or on behalf of the Company or the Initial Purchasers.

13. Certain Defined Terms. For purposes of this Agreement, (a) except where otherwise expressly provided, the term “affiliate” has the meaning set forth in Rule 405 under the Securities Act; (b) the term “business day” means any day other than a day on which banks are permitted or required to be closed in New York City; (c) the term

“Exchange Act” means the Securities Exchange Act of 1934, as amended; (d) the term “subsidiary” has the meaning set forth in Rule 405 under the Securities Act; and (d) the term “significant subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Exchange Act.

14. Miscellaneous.

(a) Authority of the Representatives. Any action by the Initial Purchasers hereunder may be taken by the Representatives on behalf of the Initial Purchasers, and any such action taken by the Representatives shall be binding upon the Initial Purchasers.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication. Notices to the Initial Purchasers shall be given to the Representatives c/o J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179 (fax: (212)-270-1063); Attention: High Grade Syndicate Desk, 3rd Floor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, 50 Rockefeller Plaza, New York, New York 10020 (fax: 646-855-5958), Attention: High Grade Debt Capital Markets Transaction Management/Legal and Morgan Stanley & Co. LLC, 1585 Broadway, New York, New York 10036 (fax: 212-507-8999), Attention: Investment Banking Division. Notices to the Company shall be given to them at 300 Schlumberger Drive, Sugar Land, Texas 77478, Attention: Treasurer.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(d) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(e) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(f) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

SCHLUMBERGER HOLDINGS CORPORATION

By	/s/ Lewis Cadwallader
Name: Lewis Cadwallader
Title: Treasurer

Accepted: December 10, 2015

J.P. MORGAN SECURITIES LLC

By	/s/ Som Bhattacharyya
Name: Som Bhattacharyya
Title: Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/s/ Keith Harman
Name: Keith Harman
Title: Managing Director

MORGAN STANLEY & CO. LLC

By	/s/ Yurij Slyz
Name: Yurij Slyz
Title: Executive Director

Each for themselves and on behalf of theseveral Initial Purchasers listedin Schedule 1 hereto.

Schedule 1

Initial Purchaser	Principal Amount of Senior Notes due 2017	Principal Amount of Senior Notes due 2018	Principal Amount of Senior Notes due 2020	Principal Amount of Senior Notes due 2022	Principal Amount of Senior Notes due 2025
J.P. Morgan Securities LLC	$80,000,000	$208,000,000	$256,000,000	$136,000,000	$280,000,000
Merrill Lynch, Fenner, Pierce & Smith Incorporated	75,000,000	195,000,000	240,000,000	127,500,000	262,500,000
Morgan Stanley & Co. LLC	75,000,000	195,000,000	240,000,000	127,500,000	262,500,000
Deutsche Bank Securities Inc.	37,500,000	97,500,000	120,000,000	63,750,000	131,250,000
Goldman, Sachs & Co.	37,500,000	97,500,000	120,000,000	63,750,000	131,250,000
Mitsubishi UFJ Securities (USA), Inc.	37,500,000	97,500,000	120,000,000	63,750,000	131,250,000
RBC Capital Markets, LLC	37,500,000	97,500,000	120,000,000	63,750,000	131,250,000
SG Americas Securities, LLC	37,500,000	97,500,000	120,000,000	63,750,000	131,250,000
BBVA Securities Inc.	11,786,000	30,643,000	37,714,000	20,036,000	41,250,000
BNP Paribas Securities Corp.	11,786,000	30,643,000	37,714,000	20,036,000	41,250,000
Citigroup Global Markets Inc.	11,786,000	30,643,000	37,714,000	20,036,000	41,250,000
HSBC Securities (USA) Inc.	11,786,000	30,643,000	37,714,000	20,036,000	41,250,000
Natixis Securities Americas LLC	11,786,000	30,643,000	37,714,000	20,035,000	41,250,000
Nordea Bank Danmark A/S	11,785,000	30,643,000	37,715,000	20,035,000	41,250,000
Standard Chartered Bank	11,785,000	30,642,000	37,715,000	20,036,000	41,250,000

Total	$500,000,000	$1,300,000,000	$1,600,000,000	$850,000,000	$1,750,000,000

ANNEX A

Time of Sale Information

•	Pricing Term Sheet, dated December 10, 2015, substantially in the form of Annex B

ANNEX B

STRICTLY CONFIDENTIAL

Schlumberger Holdings Corporation

$500,000,000 1.900% Senior Notes due 2017

$1,300,000,000 2.350% Senior Notes due 2018

$1,600,000,000 3.000% Senior Notes due 2020

$850,000,000 3.625% Senior Notes due 2022

$1,750,000,000 4.000% Senior Notes due 2025

Pricing Term Sheet

December 10, 2015

Issuer:	Schlumberger Holdings Corporation (the “Issuer”)

Title:

1.900% Senior Notes due 2017 (the “2017 Notes”)

2.350% Senior Notes due 2018 (the “2018 Notes”)

3.000% Senior Notes due 2020 (the “2020 Notes”)

3.625% Senior Notes due 2022 (the “2022 Notes”)

4.000 % Senior Notes due 2025 (the “2025 Notes”)

Issue Format:	Rule 144A / Regulation S

Principal Amount:	$500,000,000 for the 2017 Notes $1,300,000,000 for the 2018 Notes $1,600,000,000 for the 2020 Notes $850,000,000 for the 2022 Notes $1,750,000,000 for the 2025 Notes

Coupon:	1.900% for the 2017 Notes 2.350% for the 2018 Notes 3.000% for the 2020 Notes 3.625% for the 2022 Notes 4.000% for the 2025 Notes

Interest Payment Dates:	June 21 and December 21, beginning June 21, 2016

Trade Date:	December 10, 2015

Settlement Date:	December 21, 2015

Maturity Date:	December 21, 2017 for the 2017 Notes December 21, 2018 for the 2018 Notes December 21, 2020 for the 2020 Notes December 21, 2022 for the 2022 Notes December 21, 2025 for the 2025 Notes

Make-Whole Call:

2017 Notes: T + 15 basis points (at any time before December 21, 2017)

2018 Notes: T + 20 basis points (at any time before December 21, 2018)

2020 Notes: T + 25 basis points (at any time before November 21, 2020)

2022 Notes: T + 25 basis points (at any time before October 21, 2022)

2025 Notes: T + 30 basis points (at any time before September 21, 2025)

Par Call:	2017 Notes: N/A 2018 Notes: N/A 2020 Notes: On or after November 21, 2020 2022 Notes: On or after October 21, 2022 2025 Notes: On or after September 21, 2025

Special Mandatory Redemption:	If the Issuer does not consummate the acquisition of Cameron International Corporation (“Cameron”) on or before November 25, 2016, or if the agreement to acquire Cameron is terminated prior to such date, the Issuer will redeem the Notes on the special mandatory redemption date described in the Preliminary Memorandum.

Benchmark Treasury:

0.875% due November 30, 2017 for the 2017 Notes

1.250% due November 15, 2018 for the 2018 Notes

1.625% due November 30, 2020 for the 2020 Notes

2.000% due November 30, 2022 for the 2022 Notes

2.250% due November 15, 2025 for the 2025 Notes

Benchmark Treasury Yield:	0.947% for the 2017 Notes 1.234% for the 2018 Notes 1.679% for the 2020 Notes 2.027% for the 2022 Notes 2.238% for the 2025 Notes

Spread to Benchmark Treasury:	+97 basis points for the 2017 Notes +112 basis points for the 2018 Notes +137 basis points for the 2020 Notes +162 basis points for the 2022 Notes +177 basis points for the 2025 Notes

Reoffer Yield:	1.917% for the 2017 Notes 2.354% for the 2018 Notes 3.049% for the 2020 Notes 3.647% for the 2022 Notes 4.008% for the 2025 Notes

Price to Public:	99.967% for Senior Notes due 2017 99.988% for Senior Notes due 2018 99.774% for Senior Notes due 2020 99.865% for Senior Notes due 2022 99.935% for Senior Notes due 2025

CUSIP/ISIN:		Rule 144A	Regulation S
	2017 Notes	806851AA9 / US806851AA99	U8066LAA2 / USU8066LAA27
	2018 Notes	806851AB7 / US806851AB72	U8066LAB0 / USU8066LAB00
	2020 Notes	806851AC5 / US806851AC55	U8066LAC8 / USU8066LAC82
	2022 Notes	806851AE1 / US806851AE12	U8066LAD6 / USU8066LAD65
	2025 Notes	806851AG6 / US806851AG69	U8066LAE4 / USU8066LAE49

Joint Book-Running Managers:

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                  Incorporated

Morgan Stanley & Co. LLC

Deutsche Bank Securities Inc.

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

RBC Capital Markets, LLC

SG Americas Securities, LLC

Co-Managers:	BBVA Securities Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Natixis Securities Americas LLC Standard Chartered Bank

Settlement and Sale of the Notes

The Issuer expects to deliver the Notes against payment for the Notes on or about December 21, 2015 which will be the seventh business day following December 10, 2015, the date of the pricing of the Notes. Since trades in the secondary market generally settle in three business days, purchasers who wish to trade Notes on the date of pricing or the next three succeeding business days will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

The information in this Pricing Term Sheet supplements the Preliminary Memorandum dated December 10, 2015 (the “Preliminary Memorandum”) and supersedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum.

This communication is intended for the sole use of the person to whom it is provided by the sender. This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of the Notes or the offering. Please refer to the Preliminary Memorandum for a complete description. A copy of the Preliminary Memorandum may be obtained by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or Morgan Stanley & Co. LLC collect at 1-212-761-4000.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction and are being offered only (1) to “qualified institutional buyers” as defined in Rule 144A under the Securities Act and/or (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

ANNEX C

Form of Opinion and 10b-5 Statement of Baker Botts L.L.P.

The opinion and 10b-5 statement of counsel for the Company, to be delivered pursuant to Section 6(g)(i) of this Agreement, shall be to the effect that:

This opinion is being furnished to you pursuant to Section 6(g)(i) of the Purchase Agreement, dated as of December 10, 2015 (the “Purchase Agreement”), among Schlumberger Holdings Corporation, a Delaware corporation (the “Company”), and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC, as representatives of the initial purchasers named therein (the “Initial Purchasers”), relating to the issuance and sale by the Company of $500,000,000 aggregate principal amount of its 1.900% Senior Notes due 2017 (the “2017 Notes”), $1,300,000,000 aggregate principal amount of its 2.350% Senior Notes due 2018 (the “2018 Notes”), $1,600,000,000 aggregate principal amount of its 3.000% Senior Notes due 2020 (the “2020 Notes”), $850,000,000 aggregate principal amount of its 3.625% Senior Notes due 2022 (the “2022 Notes”) and $1,750,000,000 aggregate principal amount of its 4.000% Senior Notes due 2025 (the “2025 Notes,” and, together with the 2017 Notes, the 2018 Notes, the 2020 Notes and the 2022 Notes, the “Notes”). The Notes are to be issued under the Base Indenture, as supplemented by the supplemental indenture, each dated as of December 21, 2015, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).

In connection with the offer and sale of the Notes, the Company has prepared a preliminary offering memorandum dated December 10, 2015 (the “Preliminary Memorandum”) and a final offering memorandum dated December 10, 2015 (the “Final Memorandum”). The pricing supplement setting forth the terms of the Notes in the form attached as Annex B to the Purchase Agreement, together with the Preliminary Memorandum, is hereinafter referred to as the “Time of Sale Information.” For purposes of this letter, “Time of Sale” means 5:00 p.m. New York City time on December 10, 2015

We have examined the originals, or copies certified or otherwise identified, of (i) the Time of Sale Information, (ii) the Final Memorandum, (iii) the Purchase Agreement, (iv) the Indenture, (v) the Notes, (vi) the organizational documents of the Company, (vii) certificates of public officials and of representatives of the Company and the Trustee, and (viii) statutes and other records, certificates, instruments and documents, as a basis for the opinions hereinafter expressed. In giving the opinions set forth below, we have assumed the truth and accuracy of all representations and warranties of the Company with respect to factual matters, have assumed the truth and accuracy of all representations and warranties of each other party and have assumed that each party will comply with all of its respective agreements. We have not conducted an independent investigation as to any factual matters relevant to the opinions expressed herein, and with respect to such matters we have relied upon certificates from public officials and officers and other representatives of the Company. In making our examination, we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conformed with the originals of such documents.

On the basis of the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation validly existing in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as described in the Time of Sale Information and the Final Memorandum.

2.	The Indenture has been duly authorized, executed and delivered by the Company, and assuming the due authorization, execution and delivery thereof by the Trustee, constitutes a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except as the enforceability thereof may be subject to the effect of any bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general applicability relating to or affecting creditors’ rights or remedies, to general principles of equity and public policy (regardless of whether enforcement is sought in a proceeding at law or in equity) and to the discretion of the court before which any proceeding may be brought (collectively, the “Enforceability Exceptions”).

3.	The Notes have been duly authorized by the Company, and when issued and delivered by the Company and duly authenticated and delivered by the Trustee in accordance with the terms of the Indenture and paid for by the Initial Purchasers in accordance with the terms of the Purchase Agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to the effect of any Enforceability Exceptions.

4.	The Purchase Agreement has been duly authorized, executed and delivered by the Company.

5.	The Notes and the Indenture conform in all material respects to the descriptions thereof in the Time of Sale Information and the Final Memorandum under the caption “Description of the Notes” insofar as such descriptions purport to summarize certain provisions of documents or legal matters.

6.	The execution and delivery of the Purchase Agreement, the Indenture and the Notes by the Company, and the issue and sale of the Notes by the Company to the Initial Purchasers pursuant to the Purchase Agreement, do not on the date hereof result in any violation of the General Corporation Law of the State of Delaware or any United States federal law or New York State statute, rule or regulation applicable to the Company (provided, however, that we express no opinion in this paragraph 6 with respect to compliance with federal and state antifraud laws and state securities laws or matters covered by paragraph 9 hereof).

7.	No consent, approval, authorization, order, registration or qualification of or with any governmental authority is required under the General Corporation Law of the State of Delaware, United States federal law or any New York State statute, rule or regulation applicable to the Company for the issue and sale of the Notes to the Initial Purchasers pursuant to the Purchase Agreement, and except such as may be required under applicable state securities laws, as to which we have not been asked to, and we do not, express any opinion, and those which have been previously obtained; provided, that we express no opinion in this paragraph 7 with respect to matters covered by paragraph 9 hereof.

8.	The Company is not and, after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Final Memorandum under the caption “Use of Proceeds,” will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

9.	Assuming (a) the accuracy of the representations and warranties of the Company and the Initial Purchasers and compliance with the agreements of the Company and the Initial Purchasers, in each case as contained in the Purchase Agreement, (b) the compliance by the Company and the Initial Purchasers with the offering and transfer procedures and restrictions described in the Time of Sale Information and the Final Memorandum and (c) the accuracy of the representations and warranties deemed to be made in accordance with the transfer procedures and restrictions described in the Time of Sale Information and the Final Memorandum by the purchasers to whom the Initial Purchasers initially resell the Notes, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by the Purchase Agreement, the Time of Sale Information and the Final Memorandum to register the Notes under the Securities Act of 1933, as amended, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended. We have not been asked to, and we do not, express any opinion as to when or under what circumstances the Notes initially sold by the Initial Purchasers may be reoffered or resold.

In rendering the opinion set forth in paragraph 1 as it relates to the good standing of the Company in the State of Delaware, we have relied solely on a certificate issued by the Secretary of State of the State of Delaware.

We have reviewed the Time of Sale Information and the Final Memorandum and have participated in conferences with officers and other representatives of the Company, with representatives of the Company’s independent registered public accounting firm and with your representatives and your counsel, at which the contents of the Time of Sale Information, the Final Memorandum and related matters were discussed. The purpose of our professional engagement was not to establish or confirm factual matters set forth in the Time of Sale Information or the Final Memorandum, and we have not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Time of Sale Information and the Final Memorandum involve matters of a non-legal nature. Accordingly, we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements contained or included in the Time of Sale Information and the Final Memorandum (except to the extent stated in paragraph 5 above). Subject to the foregoing and on the basis of the information we gained in the course of performing the services referred to above, we advise you that nothing came to our attention that caused us to believe that:

(1) the Time of Sale Information, as of the Time of Sale, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or

(2) the Final Memorandum, as of its date or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that in each case we have not been asked to, and do not, express any belief with respect to (a) the financial statements and schedules or other financial or accounting information contained or included or incorporated by reference therein or omitted therefrom or (b) representations and warranties and other statements of fact contained in the exhibits to documents incorporated by reference therein.

The opinions set forth above are, subject to any further limitations specified herein, limited in all respects to the General Corporation Law of the State of Delaware, applicable laws of the State of New York and applicable United States federal law, in each case as in effect on the date hereof. The Trustee is authorized to accept and rely on the opinions set forth in paragraphs 1, 2 and 3 above in the same manner as if such opinions were addressed to the Trustee. Except as provided in the immediately preceding sentence, this letter is solely for your benefit as representatives of the Initial Purchasers and may not be relied upon by any other person or for any other purpose. No other use or distribution of this letter may be made without our prior written consent. This letter speaks as of the date hereof, and we disclaim any obligation to update it.

Very truly yours,

JDK/AJE/SEB/NAT

ANNEX D

Form of Opinion of Dan Yates, Vice President, General Counsel and Assistant

Secretary of the Company

The opinion of Dan Yates, Vice President, General Counsel and Assistant Secretary of the Company, to be delivered pursuant to Section 6(g)(ii) of this Agreement shall be to the effect that:

(a) After due inquiry, such counsel does not know of any legal or governmental proceedings pending or threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than proceedings described in each of the Time of Sale Information and the Final Memorandum and proceedings that such counsel believes would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries, taken as a whole.

Baker Botts L.L.P. is entitled to rely on this opinion in connection with the rendering of its opinion to be delivered pursuant to the Agreement or delivered in connection therewith.

D-1